UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: October 20, 2008

(Date of earliest event reported)

QUEST RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-17371 (Commission File Number)	90-0196936 (I.R.S. Employer Identification Number)

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

(Address of principal executive offices, including zip code)

(405) 600-7704

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Supplemental Bonus Plan

On October 20, 2008, the Board of Directors of Quest Resource Corporation (the “Company”) adopted a 2008 Supplemental Bonus Plan (the “Bonus Plan”) for certain key employees, including Jack Collins, the Company's principal financial officer, and Richard Marlin and David Bolton, two of the Company’s named executive officers. The Bonus Plan provides additional incentive and bonus opportunities to supplement the bonus opportunities available to employees under the Company’s Management Annual Incentive Plan (the “Incentive Plan”) for 2008. The determination as to whether a bonus payment will be made under the Bonus Plan and the amount of that payment is solely within the discretion of the Company’s senior management. The maximum amount that an employee will be eligible to receive under the Bonus Plan will be dependent upon the employee’s classification under the Incentive Plan less the actual amount such individual receives under the Incentive Plan, if any, for 2008. The maximum aggregate amount of bonuses available under the Bonus Plan will be $2 million. Employees will receive their supplemental bonuses in quarterly payments in 2009. To the extent an Employee's payment under the Incentive Plan, if any, is greater than or less than originally anticipated at the time the amount of the Employee's supplemental bonus is established, any quarterly payment made after the payment under the Incentive Plan will be appropriately adjusted.

The Bonus Plan is effective for the 2008 calendar year. A copy of the Bonus Plan is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

David Lawler Employment Agreement

On October 20, 2008, the Company entered into a First Amendment to Employment Agreement (the “Lawler Amendment”) with David Lawler, the Company’s President. The Lawler Amendment modified Mr. Lawler’s title to President of the Company; increased Mr. Lawler’s base salary from $290,000 to $400,000; and granted Mr. Lawler a nonqualified stock option to purchase 200,000 shares of the Company’s common stock at an exercise price of $0.71 per share, the closing price of the Company’s common stock on October 20, 2008, 50% of which is immediately exercisable and 50% of which will become exercisable on October 20, 2009, subject to acceleration in certain circumstances. The Lawler Amendment also provides for the payment of $232,000 on November 15, 2008 and payment of an amount equal to $164,000 minus the amount, if any, Mr. Lawler is paid under the Incentive Plan in 2009 for his 2008 performance (such amount to be paid when payments are made under the Incentive Plan). Additionally, with respect to the 2008 award, and any future awards under the Incentive Plan, if the Company’s overall performance under the Incentive Plan equals or exceeds 100%, Mr. Lawler will be granted a number of performance shares and restricted shares (valued based on the closing price of the Company’s common stock at year end) under the Company’s Omnibus Stock Award Plan, each having a value equal to 50% of the payment Mr. Lawler would have been paid under the Incentive Plan if the Company’s overall performance under the Incentive Plan was 100%. Lastly, the Lawler Amendment provides for a new three-year term of employment, commencing August 23, 2008.

A copy of the Lawler Amendment is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Jack Collins Employment Agreement

On October 23, 2008, the Company entered into a First Amendment to Employment Agreement (the “Collins Amendment”) with Jack Collins, the Company’s Interim Chief Financial Officer. The Collins Amendment modified Mr. Collins’s title to include Interim Chief Financial Officer and Executive Vice President of Finance/Corporate Development of the Company, increased Mr. Collins’s base salary from $125,000 to $200,000 and granted Mr. Collins a nonqualified stock option to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.48 per share, the closing price of the Company’s common stock on October 23, 2008, 50% of which is immediately exercisable and 50% of which will become exercisable on October 23, 2009, subject to acceleration in certain circumstances. Additionally, the Collins Amendment provides for a new three-year term of employment, commencing August 23, 2008.

A copy of the Collins Amendment is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number		Description

	10.1	Quest Resource Corporation 2008 Supplemental Bonus Plan.
	10.2	First Amendment to Employment Agreement, dated October 20, 2008, between Quest Resource Corporation and David Lawler.
	10.3	First Amendment to Employment Agreement, dated October 23, 2008, between Quest Resource Corporation and Jack Collins.
	10.4	Nonqualified Stock Option Agreement, dated October 20, 2008, between Quest Resource Corporation and David Lawler.
	10.5	Nonqualified Stock Option Agreement, dated October 23, 2008, between Quest Resource Corporation and Jack Collins.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION

By:	/s/ David C. Lawler
David C. Lawler
President

Date: October 24, 2008